CUPPS CAPITAL MANAGEMENT, LLC
CODE OF ETHICS
DATED June 1, 2011
This Code of Ethics (the “Code”) applies to all Access Persons, as defined in Section 1(a) below, of Cupps Capital Management, LLC (“Cupps” or the “Firm”).
1.	Definitions
(a)	“Access Person” means, for the purposes of the Code, all employees of the Firm, including any director, officer, general partner, or advisory person of the Firm, and any independent contractors who have access to non-public information regarding clients’ purchases or sales of securities, are involved in making securities recommendations to clients, or who has access to such recommendations that are non-public.

(b)	“Beneficial Ownership” means any interest in a security for which an Access Person can directly or indirectly receive a monetary benefit, which may include the right to buy or sell a security, to direct the purchase or sale of a security, or to vote or direct the voting of a security (see Appendix 1 of this section for Examples of Beneficial Ownership). Note: This broad definition of “beneficial ownership” does not necessarily apply for purposes of other securities laws or for purposes of estate or income tax reporting or liability. An employee may declare that the reporting or recording of any securities transaction should not be construed as an admission that he or she has any direct or indirect beneficial ownership in the security for other purposes.

(c)	“Exchange Traded Funds” (“ETFs”) are shares of ownership in either funds, unit investment trusts or depository receipts that hold portfolios of common stocks that closely track the performance and dividend yield of specific indices.

(d)	“Exempt Transactions” means any transaction exempt from the pre-clearance, holding and/or reporting requirements under the Code. Such transactions are still subject to the Code of Ethics, and may still be reviewed by the President or designee.

(e)	“Federal Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Investment Company Act of 1940, the Investment Advisers Act of 1940, the Bank Secrecy Act of 1970, as it applies to fund and investment advisers, Title V of the Gramm-Leach-Bliley Act of 1999, the Sarbanes-Oxley Act of 2002, any rules adopted by the SEC under any of these statutes and any rules adopted thereunder by the SEC, Department of Labor or the Department of Treasury.

(f)	“Initial Public Offering” (“IPO”) means an offering of securities registered under the Securities Act of 1933, as amended, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.

(g)	“Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) (15 U.S.C. 77d(2) or 77(d)(6)) or pursuant to 230.504, 230.505, or 230.506 of this chapter. For example, a private placement would be considered a limited offering.

(h)	“Personal Account” means every account for which an Access Person may directly or indirectly influence or control the investment decisions of the account and otherwise be deemed to have Beneficial Ownership. This typically includes accounts of (a) any Access Person, (b) the spouse of such Access Person, (c) any children living in the same household of such Access Person, and/or (d) any other person residing in the same household of such Access Person, if such Access person has a beneficial interest in such account(s). Each of the above accounts is considered a personal account of the Access Person.

(i)	“Prohibited Transactions” means a personal securities transaction prohibited by this Code.

(j)	“Purchase or sale of a security” means the buying or selling of any stock and includes, among other things, the writing of an option to purchase or sell a security or the purchase or sale of a security that is exchangeable for or convertible into a security.

(k)	“Reportable Fund” means (i) any fund for which the Firm serves as an investment adviser as defined in section 2(a)(2) of the Investment Company Act of 1940; or (ii) any fund whose investment adviser or principal underwriter controls the Firm, is controlled by the Firm, or is under common control with the Firm. For purposes of this section, control has the same meaning as it does in section 2(a)(9) of the Investment Company Act.

(l)	“Secondary Offering” means an offering of securities of a publicly traded company that prior to the offering were not registered under the Securities Act of 1933, as amended.

(m)	“Securities” or “Covered Securities” means a security as defined in section 202(a)(18) of the Investments Advisers Act, exception that it does not include: (i) direct obligations of the Government of the United States; (ii) banker’s acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; (iii) shares issued by money market funds; (iv) shares issued by open-end mutual funds, other than ETFs and Reportable Funds; and (v) shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds. Examples of Covered Securities include, but are not limited to:
•	Equity securities including common and preferred stock;

•	Corporate and Municipal bonds;

•	Exchange Trade Funds;

•	Reportable Funds;

•	Closed end funds and offshore funds;

•	Investments convertible into, or exchangeable for, stock or debt securities;

•	Any derivative instrument relating to any of the above securities, including options, warrants and futures; and

•	Any interest in a partnership investment in any of the foregoing.
2.	Fiduciary Obligations, Ethical Principles and Standards of Business Conduct

The Firm and its Access Persons have an ongoing fiduciary responsibility to the Firm’s clients and must ensure that the needs of the clients always come first. The Firm holds its

Access Persons to a very high standard of integrity and business practices. In serving its clients, the Firm and its Access Persons must at all times deal with clients in an honest and ethical manner and comply with all the Federal Securities Laws.
While affirming its confidence in the integrity and good faith of its Access Persons, the Firm understands that the knowledge of present or future client portfolio transactions and the power to influence client portfolio transactions, if held by such individuals, places them in a position where their personal interests might become conflicted with the interests of the Firm’s clients. Such conflicts of interest could arise, for example, if securities are bought or sold for personal accounts in a manner that either competes with the purchase or sale of securities for clients results in an advantageous position for the personal accounts.
Because the Firm is a fiduciary to its clients, Access Persons must avoid actual and potential conflicts of interest with the Firm’s clients. Therefore, in view of the foregoing and in accordance with the provisions of Rule 204a-1 under the Investment Advisers Act and Rule 17j-1 under the Investment Company Act of 1940, the Firm has adopted this Code to outline general fiduciary principles and standards of business conduct, prohibit certain types of activities that are deemed to create conflicts of interest (or at least the potential for or the appearance of such a conflict) and to outline reporting requirements and enforcement procedures.
In addition, Access Persons must adhere to the following general principles as well as to the Code’s specific provisions:
(a)	At all times, the interests of the Firm’s clients must come first;

(b)	Personal securities transactions must be conducted consistent with the Code and in a manner that avoids any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; and

(c)	No inappropriate advantage should ever be taken that is contrary to the Firm’s responsibilities and duties to its clients.
3.	Unlawful Actions

It is unlawful for any Access Person:
(a)	To employ any device, scheme or artifice to defraud a client;

(b)	To make any untrue statement of a material fact to any of the Firm’s clients or omit to state a material fact necessary in order to make the statements made to a client, in light of the circumstances under which they are made, not misleading;

(c)	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on a client; or

(d)	To engage in any manipulative practice with respect to a client.
This Code does not attempt to identify all possible conflicts of interest, and literal compliance with each of its specific provisions will not shield Access Persons from liability for personal trading or other conduct that violates a fiduciary duty to Firm clients.
4.	Procedures regarding trading by Access Persons in Personal Accounts
(a)	Preclearance Approval: No Access Person may purchase or sell any Covered Securities in a Personal Account without written pre-approval by the President or designee. All preapproved trades must be completed by the close of business on the second trading day after written approval is received. The President will obtain written pre-approval of personal trades from the CCO.
(b)	Exempt Transactions: No Access Person shall be required to pre-clear or report the following transactions:
•	A purchase or sale of shares of an open-end mutual fund, (excluding ETF’s and Reportable Funds, which must be reported but are not required to be pre-cleared.)

•	U.S. treasury bonds, treasury notes, treasury bills, U.S. Savings Bonds, and other instruments issued by the U.S. government or its agencies or instrumentalities.

•	Debt instruments issued by a banking institution, such as bankers’ acceptances and bank certificates of deposit (not including corporate or high yield bonds)

•	Commercial paper

•	Repurchase agreements
(c)	Prohibition on IPO and Limited Offerings: Access Persons are prohibited from purchasing any IPO, including any secondary offering and offerings made on the Internet, and any limited offerings, including private placements.

(d)	Blackout Period: No Access Person may purchase or sell shares of a Covered Security within seven (7) days before and after any client transaction in the same Covered Security.

(e)	Ban on Short-term Trading Profits: Access Persons must hold each Covered Security for a period of not less than 60 days from date of acquisition, unless doing so would result in a substantial loss. Under this circumstance, the Access Person must obtain approval from the President or designee (or CCO in the case of the President) in advance of the sale of the Covered Security and provide a written detailed explanation of the hardship.

(f)	Market Timing Prohibited: No Access Person shall engage in aggressive trading or market timing activities. For the purposes of the Code, “market timing” shall be defined as a purchase and redemption, regardless of size, of the same mutual fund within a 30 day period, unless doing so would result in a substantial loss. Under this circumstance, the Access Person must obtain approval from the President or designee (or CCO in the case of the President) in advance of the sale of the Covered Security and provide a written detailed explanation of the hardship.

(g)	Misuse of Non-Public Information: No Access Person shall divulge or act upon any material, non-public information as such activity is defined hereto in Appendix 2: Cupps Capital Management, LLC Insider Trading Policies and Procedures, which are incorporated herein. Upon initial execution of this Code and annually thereafter, all Access Persons are required to read the Insider Trading Policies and Procedures, sign and date the acknowledgment of receipt and understanding form contained at the end of the section and send the executed form to the CCO within 15 days of receipt. See Appendix 3 for the Insider Trading Acknowledgement Form.

5.	Conflicts of Interest Issues
(a)	Political Contributions: (a) Political Contributions: Political Contributions (as such term is defined below) made to any candidate or official of any government entity where CCM has an existing or potential relationship with such government entity, either directly or indirectly, are regulated by federal and state laws. In order for CCM to ensure compliance with the applicable federal and state laws, all CCM Access Persons must obtain written approval from the President or designee (or CCO in the case of the President) prior to a Political Contribution being made using Appendix 4. The President and CCO will review the applicable federal and state laws, along with any other information deemed necessary and provide the Access Person with either written approval or a reason the Political Contribution cannot be made by the Access Person.

New CCM employees must report at time of hire, their Political Contributions made within the last six months from date of hire, or within the last two years, if their employment requires the new employee to solicit clients on behalf of the Firm. Reporting will be to the President or designee using Appendix 5.

Political Contribution means any gift, subscription, loan, advance, or deposit of money or anything of value made for:
i.	The purpose of influencing any election for federal, state or local office;

ii.	Payment of debt incurred in connection with any such election; or

iii.	Transition or inaugural expenses of the successful candidate for state or local office.
(b)	Charitable Donations: In order to avoid any potential or real conflicts of interests with clients, the Firm is prohibited from making any type of charitable donation either directly or indirectly, to any non-affiliated charitable organization:
i.	That is a client or potential client of the Firm;

ii.	Where a donation has been requested by a client, potential client or consultant; or

iii.	Where it could have the appearance of “pay to play” activity.
The Firm will maintain a list of all charitable donations with the following information about each contribution:
1.	Name of charitable organization receiving the donation.

2.	Amount and type of donation.

3.	Date donation was made.
(c)	Gifts: No Access Person shall accept or give any gift or other item (for the purpose of this Code “gifts” include but are not limited to cash, merchandise, prizes, travel expenses, entertainment tickets) of more than $100 in value from any person or entity that does business with or on behalf of the Firm. All gifts given and received must be reported to the President or designee (or CCO in the case of the President) at the time the gift was given and/or received. Meals, entertainment and travel in the presence of the person or entity that does or seeks to do business with CCM are permitted outside the $100 limit, but must be reported to the President or designee prior to the event. See Appendix 6 for Gift Reporting Form.
(d)	Service on Boards: No Access Person shall serve on the board of directors of a company, institution, endowment, charity, or any other organization without prior written authorization by the President or designee (or CCO in the case of the President). If board service is authorized, such Access Person shall at all times ensure that they have no role in making any type of investment decisions with respect to the company, unless otherwise approved by the President or designee (or CCO in the case of the President). To receive pre-clearance authorization for board service, please complete the Cupps Capital Management, LLC Outside Business Activities Form found in Appendix 7.

(e)	Outside Business Activities: While associated with CCM, no Access Person will accept outside employment or receive outside compensation without completing Cupps Capital Management, LLC Outside Business Activities Form (Appendix 7) and obtaining written pre-approval by the President or designee (or CCO in the case of the President). (Please note: This procedure must be followed even if the outside activity is performed without receiving compensation.)

(f)	Volunteer Work: While associated with CCM, no Access Person may be involved with any type of activity which may bring negative publicity to CCM.
6.	Reporting and Compliance Procedures
(a)	Brokerage Statements: All Access Persons shall complete the Outside Brokerage Account Form (see Appendix 8) initially and anytime a new account is opened for a Personal Account, and otherwise provide all necessary information to the President so that the Firm may direct such broker(s) to send the President a copy of each trade confirmation and brokerage account statement generated for each of the Access Person’s Personal Brokerage Account(s) in which he/she has a beneficial interest.

(b)	Submission of Quarterly Reports: In order for the Firm to monitor compliance with the Code and to comply with Rule 204A-1 under the Investment Advisers Act and Rule 17j-1 under the Investment Company Act of 1940, every Access Person shall be required to report to the President or designee (or CCO in the case of the President) the information described below, or in the alternative, cause the Firm to receive or be provided with monthly/quarterly brokerage account statements that contain the following information:
i.	The date of the transaction (either trade date or settlement date), the name of the Covered Security, the symbol, the number of shares, the maturity date and/or the interest rate, if applicable, and the principal amount of each Security involved;

ii.	The nature of the transaction (i.e., purchase, sale, or any other type of acquisition or disposition);

iii.	The price of the Security at which the transaction was effected;

iv.	The name of the broker, dealer or bank with or through whom the transaction was effected; and

v.	The name and account number of the Personal Account.
For transactions in personal brokerage accounts for which CCM has not timely received[1] a duplicate statement, the Access Person is required to complete and submit Cupps Capital Management, LLC Personal Securities Transaction Report (see Appendix 9) within 30 days following quarter-end.

(c)	Initial and Annual Holdings Reports: No later than 10 days after becoming an Access Person, and annually thereafter, each Access Person must submit to the President or designee (or CCO in the case of the President) a report of his or her personal securities holdings in Cupps Capital Management Initial/Annual Holdings Report; (see Appendix 10). The report must include the following information, which must be as of a date no more than 45 days prior to the date the report was submitted:
i.	The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the Access Person has any direct or indirect beneficial ownership;

ii.	The name of the broker, dealer or bank with which the Access Person maintains an account in which the securities are held; and

iii.	The date the Access Person submits the report.
7.	Administration of the Code
(a)	The President or designee (or CCO in the case of the President) will review all reports and other information submitted under this Code. This review will include, but not be limited to: 1) an assessment of whether the Access Person followed the required procedures, 2) an assessment of whether the Access Person has traded in the same securities as the Firm’s clients and if so, determining whether the client terms for the transactions were more favorable, 3) an assessment of any trading patterns that may indicate abuse, including market timing, and 4) performing any other assessment that may be necessary to determine whether there have been any violations of the Code.

(b)	Access Persons are required to immediately report any potential violation or violation of this Code of which he or she becomes aware, to the President (or CCO in the case of the President). No Access Person will be sanctioned for reporting a potential violation or violation.

[1]	In the August 31, 2004 adoption of rule 204A-1 [17 CFR 275.204A-1] under the Investment Advisers Act of 1940 [15 U.S.C. 80b] and amended rule 17j-1 [17 CFR 270.17j-1] under the Investment Company Act of 1940 [15 U.S.C. 80a], the SEC clarified in the Investment Advisers Codes of Ethics release that such information must be received by the Adviser within 30 days following quarter-end.

(c)	Each Access Person shall receive a copy of the Code initially upon becoming an Access Person, annually and anytime the Code is amended. Upon receipt, each Access Person is required to read and understand the requirements of the Code and then submit to the CCO or designee, the Code of Ethics Acknowledgment Form (Appendix 11). The Acknowledgment Form must be submitted no later than 30 days from the date of receipt of the Code and any amendments thereto.

(d)	This Code does not amend or supersede any other Code(s) of Ethics that may affect the duties and obligations of any person affected hereby.

(e)	No less frequently than annually, the CCO or designee will furnish to the board of directors of its mutual fund sub-advisory relationships a written report that:
i. Describes any issues arising under the Code during the reporting period, including, but not limited to, information about material violations of the Code and sanctions imposed in response to the material violations; and
ii. Certifies that the Firm has adopted procedures reasonably necessary to prevent Access Persons from violating the code.
8.	Violations of the Code

The President or designee will assess whether any violation has occurred. If it is determined that a violation has occurred, the President may impose such sanctions as deemed appropriate, including, but not limited to suspension of personal trading privileges for a period, disgorging of profits made by the violator, fines and/or dismissal from CCM.

9.	Exceptions

The President (or CCO in the case of the President) may grant written exceptions to the provisions of the Code based on equitable considerations (e.g., rapid markets, hardship, satisfaction of a court order, etc.). The exceptions may be granted to individuals or classes of individuals with respect to particular transactions, classes of transactions or all transactions, and may apply to past as well as future transactions, provided that no exception will be granted where the exceptions would result in a violation of Rule 204A-1 of the Advisers Act, Rule 17j-1 of the Investment Company Act, or any other Federal Securities Law.

10.	Record keeping Requirements

The President or designee, will be responsible for maintaining the following records pertaining to the Code for a minimum of five years from the end of the fiscal year in which the report was obtained and/or in effect, the first two years on-site in an accessible place, with the exception of (c) below, which will be kept for five years after the individual ceases to be deemed an Access Person.
(a)	A list of all of the Firm’s Access Persons, which will include every person who was deemed an Access Person at anytime within the past five years, even if they are no longer deemed as such.

(b)	Copies of the Code and all amendments thereto.

(c)	Copies of all the written acknowledgments required in 7(c) above submitted by each Access Person.

(d)	A record of any violation of the Code and any action taken as a result of the violation.

(e)	Copies of each report submitted by an Access Person required in 6(b) and (c) above.

(f)	Copies of all brokerage statements submitted in accordance with 6(a) above.

(g)	All pre-clearance decisions and the reasons supporting the decision.
Any Access Person having questions relating to the Code should contact the President.

Code of Ethics — Appendix 1
CUPPS CAPITAL MANAGEMENT, LLC
EXAMPLES OF BENEFICIAL OWNERSHIP
•	Securities held by a Associated Person for their own benefit, regardless of the form in which held;
•	Securities held by others for a Associated Person’s benefit, such as securities held by custodians, brokers, relatives, executors or administrators;
•	Securities held by a pledge for an Associated Person’s account;
•	Securities held by a trust in which an Associated Person has an income or remainder interest, unless the Associated Person’s only interest is to receive principal (a) if some other remainderman dies before distribution or (b) if some other person can direct by Will a distribution of trust property or income to the Associated Person;
•	Securities held by an Associated Person as trustee or co-trustee, where the Associated Person or any member of their immediate family (i.e., spouse, children or their descendants, stepchildren, parents and their ancestors, and stepparents, in each case treating a legal adoption as a blood relationship) has an income or remainder interest in the trust;
•	Securities held by a trust of which the Associated Person is the settler, if the Associated Person has the power to revoke the trust without obtaining the consent of all the beneficiaries;
•	Securities held by a general or limited partnership in which the Associated Person is either the general partner of such partnership or a controlling partner of such entity (e.g., Associated Person owns more than 25% of the partnership’s general or limited partnership interests);
•	Securities held by a personal holding company controlled by a Associated Person alone or jointly with others;
•	Securities held in the name of minor children of a Associated Person or in the name of any relative of a Associated Person or of their spouse (including an adult child) who is presently sharing the Associated Person’s home;
•	Securities held in the name of any person other than a Associated Person and those listed above, if by reason of any contract, understanding, relationship, agreement, or other arrangement the Associated Person obtains benefits equivalent to those of ownership; and
•	Securities held in the name of any person other than an Associated Person, even though the Associated Person does not obtain benefits equivalent to those of ownership (as described above), if the Associated Person can vest or re-vest title in himself.

Code of Ethics — Appendix 2
CUPPS CAPITAL MANAGEMENT, LLC
INSIDER TRADING POLICIES AND PROCEDURES
The Insider Trading and Securities Fraud Enforcement Act of 1988 (“1988 Act”) further extends the safeguards of the Securities Exchange Act of 1934 as it pertains to “insider trading.”
An “insider” is a person with access to material key information about a publicly traded company before it is announced to the public. Typically, the term refers to corporate officers, directors and key employees, but may be extended to include relatives and/or others in a position to capitalize on insider information. Additionally, persons may be characterized as “temporary” or “constructive” insiders if they have access to material non-public information for a legitimate purpose in the context of a transaction for a particular company. Examples include, but are not limited to accountants, attorneys and even printers who print financial information.
“Insider Information” describes material non-public information regarding corporate events that have not yet been made public. For example, the officers of a firm know in advance if the company is about to be acquired or if the latest earning report is going to differ significantly from information previously released. If information reasonably influences the purchase, sale or market value of a company’s securities and such information has not yet been publicized in a widely used medium, then it is considered insider information.
The Firm’s employees are prohibited from acting upon material non-public information. The 1988 Act authorizes civil penalties of up to three times the profit gained or lost for trades which were based on inside information. Criminal liability may result in a fine of up to $100,000 and/or imprisonment.
     A. POLICIES
In working with clients, Access Persons may receive insider information. For instance, a client may be an officer or director of a firm that is undergoing material structural changes, or perhaps clients may be “temporary insiders” due to contact with corporate officers or directors. Access Persons are prohibited from using inside information when placing any trades of securities for clients. Furthermore, Access Persons may not transact any trades for their own accounts or for the benefit of any third-party clients based upon such information.
If an Access Person is unsure or suspects that he/she may have obtained or may be perceived to have obtained insider information, please notify the President.
     B. PROCEDURES
Any Access Person who becomes aware of information, which could be classified as material, non-public information, should immediately advise the President. In addition, if inside information is received the President will place that security on the Firm’s restricted list.
Be sure that insider information is not communicated (or tipped) in any way.
Also purchasing/selling a security personally, the Access Person must first check to be sure that it is not on the Firm’s restricted list.

Code of Ethics — Appendix 3
CUPPS CAPITAL MANAGEMENT, LLC
INSIDER TRADING POLICIES AND PROCEDURES
ACKNOWLEDGEMENT FORM AND
CERTIFICATE OF COMPLIANCE

NAME (PLEASE PRINT)
1.	Cupps Capital Management, LLC Insider Trading Policies and Procedures (“Insider Trading Policy”) updated as of June 1, 2011, has been provided to me for my review.

2.	I certify that I have read and understand the Insider Trading Policy and will comply with, and have complied with as applicable, these policies and procedures during the course of my association with CCM.

3.	I agree to promptly report to the CCO any violation, or possible violation, of the Insider Trading Policy of which I became aware.

4.	I understand that violation of the Insider Trading Policy will be grounds for disciplinary action up to and including dismissal and may also be a violation of federal and/or state securities laws.

SIGNATURE

DATE

Code of Ethics — Appendix 4
CUPPS CAPITAL MANAGEMENT, LLC
POLITICAL CONTRIBUTION PRE-APPROVAL FORM
Cupps Capital Management, LLC. (“CCM”) has established written policies and procedures regarding political contributions. Importantly, in order to avoid any potential or real conflicts of interest and to adhere to applicable state and federal regulations, Access Persons must obtain written pre-approval from the President (the CCO in the case of the President) prior to making any political contributions.
Section I — Instructions: Please complete the following:

Name of contributor*:

Name of recipient:

Amount of contribution:

Date contribution was made:

Political office the recipient was running for:

Is the contributor eligible to vote for recipient? (Please circle one) Yes            No
Does the recipient have an existing or potential business relationship with CCM and/or the contributor? (Please circle one) Yes            No
If yes, please describe the relationship:

*	If CCM is the contributor, please specify and include name and title of officer reporting on behalf of the firm.
Section II: Certification of Contributor
By signing below, I certify to the following:
•	This contribution was not made to directly or indirectly to obtain any type of business or favors for myself or CCM.

•	To the best of my knowledge, neither I nor CCM will benefit directly or indirectly from this contribution.

•	The above information is true and correct.

Signature:	Date:

Name (Print):	Title:

For Compliance Use Only:
Permission from Compliance has been ☐ Approved ☐ Denied for this Access Person to make the contribution described above.

Compliance Approval/Denial by:	Date:

Code of Ethics — Appendix 5
CUPPS CAPITAL MANAGEMENT, LLC
Reporting of Political Contribution by New Employee*
Section I: Contribution Information

Name of contributor:

Name of recipient:

Amount of contribution:

Date contribution was made:

Political office the recipient was running for:

Was the contributor eligible to vote for recipient? (Please circle one) Yes            No
Section II: Certification of Contributor
By signing below, I certify to the following:
•	This contribution was not made to directly or indirectly to obtain any type of business or favors for myself or CCM.

•	To the best of my knowledge, neither I nor CCM will benefit directly or indirectly from this contribution.

•	The above information is true and correct.

Signature of Contributor:

Date:

*	Please complete one form for each contribution made within the last six months, or two years if your position requires you to solicit business on behalf of CCM.